Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Clene Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share
	Equity	Preferred Stock, par value $0.0001 per share
	Debt	Debt Securities
	Other	Warrants
	Other	Units
	Unallocated (Universal Shelf)		457(0)	(1)	(1)	$28,690,000	$110.20 per $1,000,000	$3,161.64
	Total Offering Amounts					$28,690,000		$3,161.64
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,161.64

(1)

The Registrant previously registered the offer and sale of certain securities, including its common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, warrants to purchase common stock, and units, having a proposed maximum aggregate offering price of $175,000,000 pursuant to its effective shelf registration statement on Form S-3 (File No. 333-264299) (the “Prior Registration Statement”) , initially filed on April 14, 2022 and declared effective by the Securities and Exchange Commission on April 26, 2022. As of the date hereof, a balance of $143,481,064 of the securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the Registrant is hereby registering the offer and sale of an additional $28,690,000 aggregate maximum amount of the securities. The additional amount securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.